EXHIBIT 99.1

FOR:	EMCOR GROUP, INC.
News Release
CONTACT:	R. Kevin Matz Executive Vice President Shared Services (203) 849-7938

FTI Consulting Investors: Effie Veres (212) 850-5600

LAK Public Relations, Inc. Media: Lisa Linden / Mollie Fullington (212) 575-4545 / (917) 346-6123

EMCOR GROUP, INC. ANNOUNCES AGREEMENT TO ACQUIRE ARDENT SERVICES AND RABALAIS CONSTRUCTORS

- Leading Providers of Mission-Critical Electrical and Instrumentation Services to the Energy Infrastructure Market in North America -

- Complementary Service Offerings Increase EMCOR’s Presence and Capabilities in the Industrial Services Sector -

NORWALK, CONNECTICUT, March 21, 2016 - EMCOR Group, Inc. (NYSE: EME) today announced that it has entered into a definitive agreement to acquire Ardent Services, L.L.C. and Rabalais Constructors, LLC (collectively, “Ardent”), leading providers of electrical and instrumentation services to the energy infrastructure market in North America. EMCOR is acquiring privately held Ardent from its shareholders, including its majority shareholder, an affiliate of Cadent Energy Partners, a natural resources private equity firm, in an all cash transaction valued at approximately $205 million.

Headquartered in Covington, LA and Corpus Christi, TX, Ardent is one of the preeminent U.S. industrial and refinery electrical and instrumentation service companies. It provides a comprehensive suite of electrical, process control, equipment installation, and automation services for the maintenance, repair, replacement, and new construction of energy infrastructure. Ardent’s customer base includes leading pure-play refiners, petrochemical companies, midstream operators, integrated oil companies and other energy operators.

Ardent generated revenues of approximately $300 million with adjusted EBITDA margins of approximately 9% in 2015. Upon completion of the transaction, Ardent will be part of EMCOR’s U.S. Electrical Construction and Facilities Services segment.

Tony Guzzi, President and Chief Executive Officer of EMCOR Group, commented, “We are excited to be acquiring Ardent, which further strengthens EMCOR’s market leading position in electrical construction and services and broadens our capabilities across the industrial and energy sectors especially in the gulf coast, midcontinent and western regions.

EMCOR Announces Agreement to Acquire Ardent Services & Rabalais Construction	Page 2

Ardent is recognized as a value-added provider to a discerning customer base that operates highly complex infrastructure where maintenance and operational services are mission-critical. Ardent has a demonstrated track record of building longstanding, embedded relationships where its crews essentially operate as an “in-house” outsourced electrical service provider performing daily, recurring maintenance services that are non-discretionary.”

“We firmly believe EMCOR is a natural home for Ardent,” stated Bryan Landry, Chief Executive Officer of Ardent. “The prospect of working with a proven industry leader that shares our commitment to customer loyalty and safety, while maintaining our organizational structure, is a great opportunity for everyone at Ardent. We look forward to producing sustainable growth and exceptional customer value as part of EMCOR.”

The transaction is expected to close in April 2016, subject to customary closing conditions and regulatory approvals. The acquisition of Ardent is expected to be nominally accretive to EMCOR’s diluted earnings per share for the balance of 2016, excluding transaction expenses, with accelerated diluted earnings per share from continuing operations in 2017 of no less than $0.10. Estimated transaction costs are expected to be between $4.0 million and $5.0 million.

Mr. Guzzi concluded, “EMCOR is the leading specialty construction and building services company in the nation and Ardent will strengthen our electrical construction and services operation. Ardent’s specialized services capabilities, best-in-class execution, deep operational and field-level expertise, and leading safety record will bolster our competitive advantages and will align with EMCOR’s core operational values. With one of the most experienced, talented executive and field-level management teams in the energy infrastructure services industry and with its complementary services, Ardent will further broaden and enhance the service offerings EMCOR provides to its industrial customers.”

Harris Williams & Co. acted as exclusive financial advisor to Ardent on this transaction.

BMO Capital Markets acted as financial advisor to EMCOR on this transaction.

EMCOR Group, Inc. is a Fortune 500 leader in mechanical and electrical construction services, industrial and energy infrastructure and building services. This press release and other press releases may be viewed at the Company’s Web site at www.emcorgroup.com.

This release may contain certain forward-looking statements within the meaning of the Private Securities Reform Act of 1995. Any such comments are based upon information available to EMCOR management and its perception thereof, as of this date, and EMCOR assumes no obligation to update any such forward-looking statements. These forward-looking statements may include statements regarding market opportunities, market share growth, gross profit, backlog mix, projects with varying profit margins, and selling, general and administrative expenses. These forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Accordingly these statements are no guarantee of future performance. Such risk and uncertainties include, but are not limited to, adverse effects of general economic conditions, changes in the political environment, changes in the specific markets for EMCOR’s services, adverse business conditions, availability of adequate levels of surety bonding, increased competition, unfavorable labor productivity and mix of business and failure to achieve expected accretion and other expected benefits of the transaction. Certain of the risks and factors associated with EMCOR's business are also discussed in the Company's 2015 Form 10-K and in other reports filed from time to time with the Securities and Exchange Commission. All these risks and factors should be taken into account in evaluating any forward-looking statements.

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